Exhibit 99.2

Dear Fellow Shareholders,	July 26, 2019

American philosopher John Dewey once said, “Arriving at one goal is the starting point to another.” Dewey’s wise and challenging words come to mind as I write this letter, aware that it is Leadership’s job to take a look beyond current success, even sustained success, and plan for the next level of achievement.

In the 2nd quarter earnings report that is attached, I’m pleased to share numbers that point to your company’s continued focus on sustained excellence in key financial indicators. In this letter, I will also share examples of your Bank’s commitment to both customer and employee engagement that contribute to our current level of success and help us to maintain our momentum.

Best Employer Award

I am pleased to share with you that Farmers National Bank was recently named as one of the 2019 Best Employers in Ohio, according to the annual list of the Best Employers in Ohio created by the Ohio SHRM State Council, Crain’s Cleveland Business and Best Companies Group. Peter Burke, President of Best Companies Group states, “The Best Employers companies have identified what their core values and mission are, and have been successful in creating environments where employees love coming to work.”

A detailed and confidential employee survey accounted for 75% of the total evaluation that contributed to Farmers being named one of the top 41 employers in Ohio. Our workforce spoke. And what they had to say has fueled your management team’s belief that the more an organization’s people identify with their shared purpose, the better they perform.

Satisfied customers and satisfied employees are the powerful combination that companies aspire to create. At Farmers, customers receive a higher level of service because people are treated well on both sides of our teller windows, drive-thru’s, phone lines and website. When employees feel respected and fulfilled in the workplace, it’s a win-win for the Bank and our customers alike.

Capital Ideas Magazine

Farmers is proud of our very-own Capital Ideas magazine that communicates the entrepreneurial and wealth-building stories of our business customers. I’ve had many people say the quality of the business insights and the design and printing of our magazine is unsurpassed by any other bank’s publication. It has been a very productive business development tool for your Bank.

Just as importantly, the customers we feature appreciate our help in making their successes known in our expanding geographic footprint. Through their stories, we are able to showcase the fact that it is the small business that is driving most of the economic growth and job creation in our local communities.

Capital Ideas offers proof, in the form of stories, that by providing capital and other financial tools to local entrepreneurs, we are fulfilling one of the deeper purposes of community banking: creating and supporting thriving communities.

I’m especially anticipating our next issue, dedicated to female entrepreneurs who are making an impact from the shop floor to the board room. Every day in the US, women start about 849 new businesses.

Over the past 20 years, the number of women-owned firms has increased 114%. We’ll explore how women are shaping local economies and the entrepreneurial world with stories that, I believe, you will find both interesting and inspiring.

Win-Win Culture

People who have a sense of purpose outperform those who don’t. It’s a fact of life. It’s also a fact that purpose has to be embraced, not compelled.

Thus, your management team has been on a mission to discover what can authentically motivate our employees to an even higher and sustained level of excellence. We want to discover how making a profit and having a sense of purpose can be perfectly aligned at your Bank, each driving the other.

We have already determined that not only do we have a winning culture, but we have something more rare– we have a win-win culture. Our deeper purpose is a tied understanding that we seek to make every relationship, opportunity and transaction a win-win – for our bank, customers, community and colleagues.

We have a plan to creatively articulate this win-win mindset into a rallying cry, and to support it with a program that helps instill this attitude into all our actions as an organization. I don’t mean to leave you with a cliffhanger, but when I report on the details in my next letter, I believe you will see the authenticity and uniqueness of our approach was worth waiting for.

As always, I am open to your calls, letters and emails.

Very truly yours,

Kevin J. Helmick
President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com